Exhibit 10.1

FORM OF 10b-18 REPURCHASE AGREEMENT

(NON-EXCLUSIVE)

THIS STOCK REPURCHASE AGREEMENT dated ______________, 2025 (the “Agreement”) is between The Benchmark Company, LLC (“Broker”) and SharpLink Gaming, Inc. (“Purchaser” or “Issuer”)

WITNESSETH

WHEREAS, Purchaser desires to appoint Broker to purchase on behalf of Issuer shares of outstanding common stock, $0.0001 par value (the “Common Stock”) issued by the Issuer; and

WHEREAS, the parties intend that the purchases of Common Stock made pursuant to this Purchase Agreement shall comply with Securities and Exchange Commission Rule 10b-18 (“Rule 10b-18”) under the Securities Exchange Act of 1934, as amended, other applicable laws and the terms of this Agreement.

NOW, THEREFORE, Issuer and Broker hereby agree as follows:

1.	Appointment. Issuer hereby appoints, on a non-exclusive basis, Broker to repurchase shares of the Common Stock on the terms and conditions set forth herein. Subject to such terms and conditions, Broker hereby accepts such appointment. The individuals whose contact details appear on Schedule A hereto as Broker contacts will be Issuer’s contact for all purposes hereunder. Issuer acknowledges and agrees that Broker may use one or more executing and clearing brokers in connection with providing the services hereunder.

2.	Common Stock Repurchases. Beginning on the Commencement Date (as defined in Section 3 below), on each day that The Nasdaq Capital Market for business and the Common Stock trades, Broker shall, except as set forth below, act as Issuer’s agent to repurchase shares of the Common Stock for Issuer’s account (the “Repurchase Services”). Broker shall perform the Repurchase Services in compliance with subparagraphs (2), (3) and (4) of paragraph (b) of Rule 10b-18 (or the successor provisions thereto) and the terms of this Agreement applicable to Broker. Broker’s provision of the Repurchase Services shall in all events be subject to the following:

(a)	Broker agrees to use reasonable efforts to purchase the shares of Common Stock at or below the then-prevailing market price pursuant to the limitations, if any, stated in the Issuer’s written instructions (the “Instructions”) set forth in Schedule B attached hereto.

(b)	Broker shall not be responsible for Issuer’s compliance with Rule 10b-18, and may suspend the Repurchase Services, to the extent that Issuer or any “affiliated purchaser” (as such term is defined in Rule 10b-18) of Issuer has failed to comply with Rule 10b-18, either directly or through another broker-dealer, including, but not limited to, by purchasing Common Stock through another broker or dealer as a “block” (as such term is defined in Rule 10b-18) that may need to be excluded when computing the average daily trading volume, as described in Rule 10b-18(b)(4)(ii).

(c)	Broker shall notify Issuer prior to making any such block purchases on behalf of Issuer under Rule 10b-18(b)(4) and will do so only once each week and will not make any other purchases on the day that Broker purchases such a block.

(d)	Issuer agrees to use only one broker or dealer to make repurchases of the Common Stock on any day, in compliance with Rule 10b-18(b)(1). To the extent Issuer engages more than one broker to repurchase shares of Common Stock under this or a similar repurchase plan, Broker will only make purchases during such days or time periods specified in Schedule B.

(e)	Nothing shall preclude, to the extent consistent with Issuer’s effort to remain within the safe harbor provided by Rule 10b-18, the purchase by Broker of Common Stock for its own account, or the solicitation or execution of purchase or sale orders of Common Stock for the account of Broker’s other clients.

(f)	So long as repurchases are within the parameters established by Issuer in Schedule B, Broker may determine, in its sole discretion (including to the extent Broker determines appropriate with regard to any legal, regulatory or self-regulatory requirements or related internal policies or procedures, whether or not such requirements, policies or procedures are imposed by law or have been voluntarily adopted by Broker), the timing, amount, prices and manner of purchase of Common Stock on such trading day.

(g)	Broker’s performance hereunder is contingent upon Issuer’s compliance (both directly and through any third party) with applicable laws and rules and the terms of this Agreement, and Broker may in its sole discretion cease such performance immediately if it reasonably believes that Issuer (whether directly or through any third party) is not in compliance with any applicable laws and rules and/or any provision of this Agreement. Without limiting the generality of the foregoing, Issuer agrees not to take, or to permit any third party to take, any action that might cause purchases by Broker to not comply with Rule 10b-18.

3.	Term of the Agreement. Broker is authorized to commence purchasing the shares of Common Stock on August 21, 2025 (the “Commencement Date”), and shall cease purchasing on the date Issuer gives notice of termination of this Agreement to Broker of the events specified in Section 4 of this Agreement.

4.	Termination. Either party to this Agreement may, by written notice to the other party, on any day on which the Common Stock’s listing exchange is open for trading, terminate this Agreement; provided that any such termination shall not affect any pre-termination purchases of the Common Stock hereunder. Broker agrees to not purchase any Common Stock under this Agreement after receiving Issuer’s termination notice. This Agreement will otherwise terminate upon the earliest to occur of:

(a)	any date specified in Schedule B on which all purchases under this Agreement are to cease or the date on which all shares of Common Stock to be purchased pursuant to this Agreement have been purchased;

(b)	any purchase effected pursuant to this Agreement violates (or in the opinion of counsel to Issuer or Broker is likely to violate) any applicable law or regulation;

(c)	the failure of Issuer to comply with its obligations under this Agreement;

(d)	Issuer entering into an agreement that prevents or materially restricts purchases of Common Stock;

(e)	two (2) business days after the date on which Broker receives written notice that the Issuer has terminated this Agreement due to the fact that Issuer would be in violation of any contract, agreement, law, rule, regulation or policy applicable to Issuer, including without limitation Issuer’s insider trading policies;

(f)	two (2) business days after the date on which Broker receives notice that the Issuer has filed a petition for bankruptcy or the adjustment of the Issuer’s debts, or a petition for bankruptcy has been filed against the Issuer and has not been dismissed within thirty (30) calendar days of its filing;

(g)	In addition, this Agreement may be suspended or terminated by Broker at any time upon 24 hours prior written notice to the Issuer in accordance with the contact information on Schedule A attached hereto, provided no notice of a suspension of purchases shall be required if such suspension is due to the halting or suspension of trading in the Common Stock for any reason or if the Issuer files a registration statement with the SEC relating to the sale of Common Stock (or any security into which the Common Stock is convertible).

(h)	Upon termination of this Agreement other than due to Section 4(a), Issuer may not enter into a new Rule 10b-18 plan with respect to the Common Stock until ninety (90) days have elapsed after such termination.

5.	Representation and Warranties. The representation in subsection (c) is made on the date hereof. The remaining representations are made on the date hereof and are deemed to be restated on each trading day during the term of this Agreement. Issuer represents and warrants that:

(a)	Broker is authorized to open and maintain an account for the repurchase of Common Stock pursuant to this Agreement.

(b)	This Agreement is the valid and binding obligation of Issuer, enforceable in accordance with its terms, and this Agreement, and the Repurchase Services (i) have been duly authorized by all necessary corporate action; (ii) are consistent with Issuer’s publicly announced stock repurchase program; (iii) will not contravene any provision of the Issuer’s certificate of incorporation or by-laws or any law, regulation or any material restriction binding on Issuer or its assets; and (iv) will not require any governmental, administrative, or official consent, approval, authorization, notice or filing.

(c)	Issuer is not aware on the date hereof of any material nonpublic information with respect to Issuer or any of its securities (including the Common Stock);

(d)	Issuer is able to purchase the Common Stock in accordance with its insider trading policies and is not subject to any legal, regulatory, or contractual restriction or undertaking that would prevent Broker from conducting purchases pursuant to this Agreement and in accordance with Schedule B;

(e)	Issuer is not entering into this Agreement during any blackout period applicable to any “individual account plan” maintained by Issuer, as such terms is defined for purposes of Section 306(a) of the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder;

(f)	Issuer is entering into this Agreement in good faith and not as part of a plan or scheme to evade federal or state securities laws;

(g)	No communication (written or oral) received from Broker shall be deemed to be a recommendation or an assurance or guarantee as to expected results;

(h)	Broker’s understanding of any instruction or communication from Issuer shall be controlling, notwithstanding any discrepancy between such understanding and any subsequent confirming document or communication;

(i)	Issuer has not entered into or altered a corresponding, or hedging transaction or put option equivalent with respect to the Common Stock, and agrees not to enter into any such transaction while this Agreement is in effect (including, without limitation, with respect to any securities convertible or exchangeable into Common Stock);

(j)	Issuer has consulted with its own advisors as to the legal, tax, business, financial and related aspects of this Agreement. Issuer acknowledges that Broker is not acting as its fiduciary but is acting in a brokerage capacity in connection with the adoption and implementation of this Agreement;

(k)	Issuer is not entering into this Agreement to create actual or apparent trading activity in the Common Stock (or any security convertible into or exchangeable for the Common Stock) or to raise or depress the price of the Common Stock (or any security convertible into or exchangeable for the Securities) for the purpose of inducing others to buy or sell Common Stock, and will not engage in any other securities or derivative transaction to such ends; and

(l)	Issuer has publicly disclosed its intention to institute a program for the acquisition of the Common Stock.

6.	Covenants. While this Agreement is in effect, Issuer covenants and agrees as follows:

(a)

Issuer shall not enter into or alter any corresponding or hedging transaction or position with respect to the Common Stock (including, without limitation, with respect to any securities convertible or exchangeable into Common Stock);

(b)	Issuer shall immediately notify Broker in writing at the address set forth in Schedule A if Issuer becomes subject to any restriction or undertaking (legal, regulatory, contractual or otherwise) that would prevent Broker from making purchases pursuant to this Agreement (other than any such restriction or undertaking relating to Issuer’s possession or alleged possession of material nonpublic information about Issuer or its securities), and, in such a case, Issuer and Broker shall cooperate to amend or otherwise revise this Agreement to take account of such restriction or undertaking (provided that neither party shall be obligated to take any action that would be inconsistent with any requirements binding upon it);

(c)	Issuer shall not, directly or indirectly, communicate any information relating to the Common Stock or Issuer to any employee of Broker or its affiliates who is involved, directly or indirectly, in executing the Agreement;

(d)	Issuer shall be fully and unconditionally liable for the full and timely settlement of each and every transaction effected under this Agreement, including without limitation all amounts relating to any (i) interest or dividend payment or corporate action, (ii) brokerage charges, give-up fees, commissions, commission equivalents or mark-ups/downs, (iii) transaction, stamp duty or other taxes, and (iv) any other costs or fees of any kind charged by Broker or by any other person;

(e)	Issuer agrees to provide Broker with all information reasonably requested by Broker, including without limitation information regarding Issuer’s other purchases of the Common Stock as may be required for Broker to calculate volume limitations under Rule 10b-18. Issuer further agrees to provide Broker any documents that it reasonably requests, including but not limited to: (i) a W-8; (ii) a copy of resolutions duly adopted by Issuer’s Board of Directors authorizing this Agreement; and (iii) a corporate resolution or secretary’s certificate identifying specified individuals as having the authority to implement the Repurchase Services and this Agreement; and

(f)	Issuer shall not amend, modify or terminate this Agreement except upon consultation with its own legal advisors.

7.	Market Disruptions, Restrictions, etc. Issuer understands that Broker may not be able to effect purchases due to a market disruption or a legal, regulatory or contractual restriction applicable to Broker. If any purchases cannot be executed as required by this Agreement due to a market disruption or a legal, regulatory or contractual restriction applicable to Broker, Broker agrees, subject to Section 3 of this Agreement, to effect such purchases as promptly as practical after the cessation or termination of such market disruption or applicable restriction.

8.	Fees. Issuer shall pay Broker a fee of $0.01 per share of the Common Stock purchased under this Agreement, and will make payments for the purchases made under this Agreement plus the agreed fees via Fed Funds wire transfer on a normal one day settlement basis. Issuer will also be responsible to pay any DWAC fees/charges. Broker will hold the shares of Common Stock purchased pending the receipt of transfer instructions from Issuer.

9.	Transaction Confirmations. Broker will send Issuer written confirmation of purchases on a daily basis (showing the date of the transaction, the number of shares purchased, the price paid, settlement dates, and its fees for executing the purchases). Broker will also furnish Issuer with reports of its transactions as agreed by Broker and Issuer.

10.	Indemnification.

(a)	Issuer shall indemnify, defend and hold harmless Broker and its affiliates, and its and their respective officers, directors, employees and agents, from and against any and all claims, actions, proceedings, liabilities, damages and expenses (including without limitation reasonable attorneys’ fees and disbursements) related to or arising directly or indirectly from the Repurchase Services including, but not limited to, liabilities and expenses arising by reason of any violation or alleged violation of any state or federal securities laws, except to the extent such liabilities or expenses result from the negligence or willful misconduct of Broker. Issuer shall also promptly reimburse Broker and its affiliates for all documented, out-of-pocket expenditures (including reasonable attorney’s fees and disbursements) made to investigate, prepare or defend any action or claim in respect of any such liability or expense, regardless of whether any litigation is pending or threatened against Broker or its affiliates. The provisions of this paragraph shall survive the termination of this Agreement.

(b)	To the maximum extent permitted by applicable laws, neither Broker nor its affiliates shall be responsible for any damages, except Broker shall be responsible for any damages to the extent that such damages arise from its gross negligence, fraud, or willful misconduct. In no event shall Broker or its affiliates be liable to Issuer for indirect, consequential, incidental, exemplary, punitive or special damages of any character or for any lost profits, revenue or other commercial losses, in each case whether foreseeable or not or regardless of whether Broker had been advised of the possibility of such damages. Broker’s aggregate liability for any reason and all causes of action arising out of or relating this Agreement (including, but not limited to, contract and tort (including negligence) liability) shall be limited to the fees paid or owed by Issuer in the six (6) months preceding the date the claim arises.

(c)	Notwithstanding anything else contained in this Agreement, Broker shall not be liable for any failure to perform or for any delay in performance that results from a cause or circumstance that is beyond its reasonable control, including but not limited to failure of electronic or mechanical equipment, strikes, failure of common carrier or utility systems, severe weather, market disruptions, acts of war or terrorism, or other causes commonly known as “acts of God”.

(d)	Issuer acknowledges and agrees that in performing its obligations under this Plan neither Broker nor any of its affiliates nor any of their respective officers, employees or other representatives is exercising any discretionary authority or discretionary control respecting management of Issuer’s assets, or exercising any authority or control respecting management or disposition of Issuer’s assets, or otherwise acting as a fiduciary (within the meaning of Section 3(21) of the Employee Retirement Income Security Act of 1974, as amended, or Section 2510.3-21 of the Regulations promulgated by the United States Department of Labor) with respect to Issuer or Issuer’s assets. Without limiting the foregoing, Issuer further acknowledges and agrees that neither Broker nor any of its affiliates nor any of their respective officers, employees or other representatives has provided any “investment advice” within the meaning of such provisions, and that no views expressed by any such person will serve as a basis for investment decisions with respect to Issuer’s assets.

11.	Entire Agreement; Assignment. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof. Neither party may assign its rights and obligations under this Agreement to any other party without the written consent of the other;.

12.	Amendment. The Agreement shall not be modified or amended except by a writing signed by each of the parties. Any such amendment or modification shall supersede all Agreements executed theretofore. Any such amendment or modification will contain the Issuer’s representation that as of the effective date of such amendment or modification, the Issuer is not aware of any material nonpublic information regarding the Issuer or any of its securities (including the Common Stock) and may occur only on a date in which the representations and warranties in Section 5 above are true and accurate.

13.	All Rights Reserved. Neither the failure to insist upon strict compliance with this Agreement nor any course of conduct, including without limitation Broker’s failure to, or delay in, exercising any rights, shall constitute a waiver by Broker of any of its rights hereunder. No single or partial exercise by Broker of any right shall preclude any other or future exercise of any such right or the exercise of any other right. Any waiver by Broker must be in writing and signed by an authorized official, and shall be effective only for the purpose and in the specific instance for which it is given.

14.	Severability. If any provision of this Agreement is held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remainder of this Agreement will not be affected.

15.	Governing Law. Any claim, controversy or dispute arising under or related to this Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to any conflict of laws principles. The parties hereto irrevocably submit to the exclusive jurisdiction of the federal and state courts located in the Borough of Manhattan, in the City of New York in any suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY WITH RESPECT TO ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

—REMAINDER OF PAGE INTENTIONALLY LEFT BLANK—

IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their duly authorized representatives as of the date first written above.

By:	By:
Name:	Name:
Title:	Title:

Schedule A

Broker Contact Information

Issuer Contact Information

Schedule B

Instructions